Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 19, 2012

Wintrust Financial Corporation

727 North Bank Lane

Lake Forest, Illinois 60045

Re:	Issuance of Non-Cumulative Perpetual Convertible Preferred Stock, Series C

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form S-3, File No. 333-165166 (the “Original Registration Statement”), filed by Wintrust Financial Corporation, an Illinois corporation (the “Company”), and Wintrust Capital Trust VI, a Delaware statutory trust, on March 3, 2010, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act, and (ii) Post-Effective Amendment No. 1 to the Original Registration Statement (the “Post-Effective Amendment”) filed by the Company on December 6, 2010 with the SEC (the Original Registration Statement, as amended by the Post-Effective Amendment, collectively the “Registration Statement”). Pursuant to the Registration Statement, the Company is issuing 126,500 shares of its 5% Non-Cumulative Perpetual Convertible Preferred Stock, Series C, no par value (the “Preferred Shares”). The Preferred Shares are convertible into shares of common stock, no par value, of the Company (the “Common Shares”). The Preferred Shares are to be sold by the Company pursuant to a purchase agreement dated March 14, 2012 (the “Purchase Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement, including the exhibits thereto, (ii) the Company’s prospectus dated March 3, 2010 included in the Registration Statement (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated March 14, 2012 supplementing the Base Prospectus and relating to the Preferred Shares (the “Prospectus Supplement”), (iv) the Purchase Agreement, (v) certain resolutions of the Board of Directors (the “Board”) of the Company and a committee thereof relating to the Registration Statement and the issuance of the Preferred Shares by the Company, and (vi) the amended and restated articles of incorporation of the Company and the amended and restated by-laws of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Wintrust Financial Corporation

March 19, 2012

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The issuance and sale of 126,500 of the Preferred Shares covered by the Registration Statement pursuant to the Purchase Agreement have been duly authorized by the Company, and such Preferred Shares will be validly issued, fully paid and non-assessable when a certificate or certificates representing such Preferred Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Purchase Agreement.

2. The Common Shares initially issuable upon conversion of such Preferred Shares have been duly authorized and, when and if issued and delivered upon conversion of the Preferred Shares in accordance with the terms of the Company’s amended and restated articles of incorporation, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the laws of the State of Illinois. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP